Prospectus Supplement No. 2

Filed Pursuant to Rule 424(b)(3)

File No. 333-138803

Prospectus Supplement No. 2

(to Final Prospectus dated December 1, 2006)

This Prospectus Supplement No. 2 supplements and amends the final prospectus dated December 1, 2006, as supplemented and amended by Supplement No. 1 thereto dated December 8, 2006 (collectively, the “Final Prospectus”), relating to the sale from time to time of up to 892,857 shares of our common stock by certain selling shareholders.

On December 12, 2006, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K announcing our entry into a production services agreement with Minnetronix, Inc.  The agreement sets forth the terms and conditions under which Minnetronix, Inc. will manufacture our reciprocator instrument for our planned minimally invasive system and provide certain maintenance and other services for such instrument.

This Prospectus Supplement No. 2 should be read in conjunction with the Final Prospectus and is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement No. 2 supersedes the information contained in the Final Prospectus.

Our shares of common stock are quoted on the OTC Bulletin Board and trade under the ticker symbol “MCVI.”  On December 11, 2006, the closing price of a share on the OTC Bulletin Board was $3.90.

Investing in our common stock involves a high degree of risk.  See “Risk Factors”
beginning on page 6 of the Final Prospectus dated December 1, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 2 is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is December 12, 2006.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 6, 2006

Date of report (Date of earliest event reported)

MedicalCV, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-33295	41-1717208
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9725 South Robert Trail
Inver Grove Heights, Minnesota 55077
(Address of principal executive offices, including zip code)

(651) 452-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 6, 2006, we entered into a production services agreement with Minnetronix, Inc.  The agreement, along with an accompanying services agreement and sustaining services agreements, sets forth the terms and conditions under which Minnetronix will manufacture our reciprocator instrument for our planned minimally invasive system and provide certain maintenance and other services for such instrument.

We placed an initial order for instruments in connection with our execution of the agreement.  Any future orders will be made under the agreement based on price quotes offered from time to time by Minnetronix.  Other than the initial placed order, we have no minimum purchase obligation under the agreement, and may use other manufacturers to manufacture the instruments.

Minnetronix is responsible for assembly, testing and inspection of each instrument.  The agreement provides a one-year parts and labor warranty on instruments sold under the agreement.  The agreement has a two-year term with automatic one-year renewal periods, subject to termination for convenience on one-year’s notice as described in the agreement.

We intend to file the foregoing agreement as an exhibit to our Quarterly Report on Form 10-QSB for the period in which we entered into such agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedicalCV, Inc.

Date: December 12, 2006	By:	/s/ Eapen Chacko
Eapen Chacko
Vice President, Finance and Chief Financial Officer